CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
-Results reflect discontinuation of embolic protection platform -

EXTON, PA, August 20, 2007 -- Kensey Nash Corporation (NASDAQ: KNSY) today reported the results for its fourth quarter and fiscal year ended June 30, 2007.

Discontinuance of Embolic Protection Platform. As announced on July 10, 2007, the Company made a strategic decision to cease all activities related to its embolic protection platform. As a result of this action, the Company has recorded certain charges in its fourth fiscal quarter, including $4.3 million in write-offs of inventory, certain dedicated embolic protection equipment, and other assets. Additionally, KNC offered its customers credits for unused embolic protection product, which totaled $356,000 during the quarter. The total of these charges and credits is approximately $4.7 million, or $0.25 per share tax-effected, and is presented within the Company’s results of continuing operations for the quarter ended June 30, 2007. Additional charges related to severance and clinical trial closeout costs will be recorded in the first fiscal quarter of 2008, and are expected to total approximately $600,000.

Fourth Quarter Results

Revenues, Sales and Royalties. Total revenues, which include net sales and royalty income, were $17.0 million in the quarter, a decrease of 8% from $18.4 million in the prior year fourth quarter.

Net sales decreased 16% to $10.5 million from $12.5 million in the fourth quarter of fiscal 2006. Net sales of biomaterials products decreased 19% to $9.7 million from $12.0 million in the comparable prior year fiscal quarter. Overall, the decrease had been expected due to the ordering patterns from certain major customers in the Company’s biomaterials business, and a strong fourth quarter last fiscal year. Additionally, Angio-Seal component sales were negatively impacted by a $611,000 credit given to St. Jude Medical for exceeding annual volume pricing targets during the quarter.

Sales of endovascular products to customers during the quarter increased 169% to $1.2 million from $432,000 in the prior year period, and increased 11% sequentially over the March quarter. Offsetting current quarter end-user sales were the $356,000 in credits given to customers in relation to the embolic protection decision, resulting in net endovascular sales of $806,000. The results reflected both strong U.S. and international sales of the ThromCat™ Thrombectomy and QuickCat™ Aspiration Catheter products.

Royalty income increased 9% to $6.5 million compared to $5.9 million in the comparable prior year period. Royalty income included $5.4 million in Angio-Seal™ royalties, up 6% from the comparable quarter of the prior fiscal year, and $1.0 million in royalties from Orthovita, Inc. (NASDAQ: VITA), up 26% from the prior year fourth quarter.

Earnings Per Share. The Company reported a fourth quarter loss per share of ($0.15) compared to $0.21 diluted earnings per share for the fourth quarter of the prior year. The loss per share included $0.25 of charges and credits related to the discontinuation of the embolic protection platform, $0.03 per share for the volume discount to St. Jude Medical, and $0.01 per share for a write-off of previously deferred costs related to a prospective acquisition no longer being pursued. Earnings per share for the prior year period had been impacted by $0.02 per share of transition costs related to the facility move in fiscal 2006. Equity compensation expense was $0.03 and $0.02 per share in the periods ended June 30, 2007 and 2006, respectively.

The following chart summarizes the Company’s results for the three months ended June 30, 2007, compared to its results for the comparable period in the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Three Months Ended June 30,		Year over Year %
($ millions, except per share data)	2007	2006	Change
Data as Reported:
(Loss) Income from Operations, As Reported	($ 3.1)	$3.0	n/m
Adjust for:
Discontinuation of Embolic Protection	$4.7	-	n/m
Facility Transition Charges	-	$0.6	n/m
Income from Operations, As Adjusted	$1.6	$3.6	(57%)
Earnings Per Share, As Adjusted	$0.11	$0.23	(52%)

Supplemental Information related to Equity Compensation Expense:
Equity Compensation Expense	$0.5	$0.6
Equity Compensation Expense Per Share	$0.03	$0.02

Fiscal Year 2007 Results. Total revenues for the fiscal year ended June 30, 2007 were $69.5 million, up 15% from total revenues of $60.4 million for the prior year ended June 30, 2006. Net sales increased 19% to $44.9 million from $37.9 million recorded in the prior year. The Company’s sales of biomaterials products increased 12% to $41.1 million for the current year from $36.7 million in the prior year period. Sales of endovascular products to customers increased 251% to $4.1 million from $1.2 million for the year ended June 30, 2006. Offsetting endovascular end-user sales were the $356,000 in credits given to customers in relation to the discontinuance of embolic protection decision, resulting in net endovascular sales of $3.8 million.

Royalty income for the fiscal year increased 9% to $24.6 million compared to $22.5 million in the prior year. Royalty income included $20.8 million in Angio-Seal™ royalties, up 6% from the prior year, and $3.7 million in royalties from Orthovita, up 26% from the prior year.

Diluted earnings were $0.29 per share compared to $0.30 diluted earnings per share for the prior year. Earnings per share were net of the $0.25 per share of charges and credits related to the discontinuance of the embolic protection platform. Earnings per share for the prior year period were net of $0.25 per share of transition costs related to the facility move in fiscal 2006. Equity compensation expense was recorded in both periods and was $0.15 per share for the fiscal year ended June 30, 2007, compared to $0.13 per share for the fiscal year ended June 30, 2006.

The following chart summarizes the Company’s results for the fiscal year ended June 30, 2007, compared to its results for the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Fiscal Year Ended June 30,		Year over Year %
($ millions, except per share data)	2007	2006	Change
Data as Reported:
(Loss) Income from Operations, As Reported	$3.8	$3.5	8%
Adjust for:
Discontinuation of Embolic Protection	$4.7	-	n/m
Facility Transition Charges	-	$4.7	n/m
Income from Operations, As Adjusted	$8.5	$8.2	3%
Earnings Per Share, As Adjusted	$0.53	$0.56	(5%)

Supplemental Information related to Equity Compensation Expense:
Equity Compensation Expense	$2.9	$2.4
Equity Compensation Expense Per Share	$0.15	$0.13

Biomaterials Update. Biomaterials sales for the fourth quarter of fiscal 2007 were $9.7 million down from $12.0 million in the prior year fourth quarter. This decrease had been anticipated, primarily due to the ordering patterns of certain major customers, primarily St. Jude Medical related to Angio-Seal™ components. Additional details are summarized below:

	Three Months Ended June 30,			Fiscal Year
($ thousands)	2007	2006	% Change	2007	2006	% Change
Angio-Seal™ Components	$3,235	$4,995	(35%)	$17,380	$14,823	17%
Orthopaedic Products	$5,992	$6,786	(12%)	$21,804	$20,592	6%
Other Products	$475	$240	98%	$1,932	$1,284	51%
Total Net Sales - Biomaterials	$9,702	$12,022	(19%)	$41,116	$36,699	12%

“Looking ahead to fiscal 2008, we believe that sales of orthopaedic products will increase in excess of 25%, driven by continuing product launches by our major customers, new product sales from the Macropore asset acquisition that we completed last quarter, and continuing expansion of our customer base,” commented Joe Kaufmann, President and CEO. “In addition, we expect to see increases in product sales outside of the orthopaedics market, a sign of our continuing diversification in our biomaterials business. Sales of Angio-Seal™ components are expected to decrease year over year related to the significant volume in the current year,” Mr. Kaufmann stated.

Endovascular Update. “We continue to make progress with both our QuickCat™ and ThromCat™ products in both the U.S. and international markets and we plan to expand our launch of our Safe-Cross® product for the treatment of chronic total occlusions in the U.S. market in September 2007,” continued Mr. Kaufmann.

“We made significant progress in the restructuring of our sales force, including a realignment of field personnel with territories, and believe that this reconfigured team will deliver solid growth of endovascular product sales in fiscal year 2008. We believe the discontinuance of the embolic protection platform will allow our sales personnel to better focus their efforts on the thrombectomy and chronic total occlusion products and produce a higher return on invested time in each account,” Mr. Kaufmann concluded.

Prior Year Facility Transition Charges. During its fiscal 2006 year, the Company successfully completed construction of, and moved its operations to a new facility, which resulted in significant transition expenses related to the acceleration of depreciation of certain abandoned leasehold improvement assets at its previous locations and moving charges. The impact of these charges was $4.7 million, or $0.25 per share, during fiscal 2006, of which $0.6 million or $0.02 per share was recorded in the prior year fourth quarter. The transition to the new facility is complete and no additional charges were recorded in fiscal 2007.

Fiscal 2008 First Quarter Forecast. For the first quarter of fiscal year 2008, the Company believes that its net sales will be in the range of $11.0 to $11.5 million and royalties in the range of $6.0 to $6.2 million. Total revenues are expected to be in the range of $17.0 to $17.7 million.

Diluted earnings per share are expected to be $0.09 to $0.11 per share. This anticipated earnings per share range reflects the additional charges the Company is taking related to the discontinuation of embolic protection, expected to total approximately $600,000 or $0.03 per share during the first quarter. No further charges are anticipated during the remainder of fiscal 2008.

“We expect our fiscal year 2008 to be a year of significant growth in both our top line revenues and earnings per share. We anticipate that revenue growth will be driven primarily by our endovascular business and our orthopaedic products. We expect our earnings per share will benefit from the revenue expansion, improved operating efficiencies and the cost savings from the elimination of our embolic protection platform,” commented Joe Kaufmann.

Conference Call and Webcast. The Company will host a conference call on Monday, August 20, 2007 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 612-332-0637. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Monday, August 20, 2007 at 12:30 p.m. Eastern Time through Monday, August 27, 2007 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 872680.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also commercialized a series of innovative products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s forecast of operating results for the first quarter and fiscal 2008. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the Company’s success in launching its endovascular products into the marketplace, the Company’s dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling KNC related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months		Twelve Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues:
Net sales
Biomaterial sales	$9,701,925	$12,021,632	$41,116,111	$36,698,841
Endovascular sales	805,574	431,975	3,786,257	1,179,213
Total net sales	10,507,499	12,453,607	44,902,368	37,878,054
Royalty income	6,471,459	5,914,483	24,592,076	22,518,697
Total revenues	16,978,958	18,368,090	69,494,444	60,396,751
Operating costs and expenses:
Cost of products sold	8,658,502	6,058,419	24,621,727	20,645,091
Research and development	5,844,513	4,491,249	20,265,046	18,990,302
Sales and marketing	3,269,628	2,911,464	12,524,501	9,408,031
General and administrative	2,331,032	1,902,343	8,299,525	7,851,129
Total operating costs and expenses	20,103,675	15,363,475	65,710,799	56,894,553
(Loss) Income from operations	(3,124,717)	3,004,615	3,783,645	3,502,198
Interest and other income, net	106,278	190,006	636,920	1,053,936
Pre-tax (loss) income	(3,018,439)	3,194,621	4,420,565	4,556,134
Income tax (benefit) expense	(1,273,666)	525,965	787,416	838,457
Net (loss) income	$(1,744,773)	$2,668,656	$3,633,149	$3,717,677
Basic (loss) earnings per share	$(0.15)	$0.23	$0.31	$0.32
Diluted (loss) earnings per share	$(0.15)	$0.21	$0.29	$0.30

Weighted average common shares outstanding	11,913,480	11,563,712	11,773,317	11,493,558

Diluted weighted average common shares outstanding	11,913,480	12,443,519	12,580,526	12,319,341

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
	2007	June 30,
	(Unaudited)	2006
Assets
Current assets:
Cash, cash equivalents and investments	$34,331,455	$27,127,992
Restricted cash	-	1,000,809
Trade receivables	6,220,727	6,396,165
Other receivables	6,799,369	6,942,480
Inventory	7,392,116	7,197,868
Prepaids and other assets	1,977,588	1,427,303
Deferred tax asset, current	3,151,350	1,849,513
Total current assets	59,872,605	51,942,130
Property, plant and equipment, net	63,821,312	63,250,526
Other non-current assets	16,831,544	14,998,612
Total assets	$140,525,461	$130,191,268

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$6,178,025	$7,391,130
Current portion of debt	186,667	-
Deferred revenue	350,739	203,351
Total current liabilities	6,715,431	7,594,481
Long term portion of deferred revenue	611,196	795,830
Long term portion of debt	7,813,333	8,000,000
Deferred tax liability, non-current	995,395	523,487
Other non-current liabilities	740,321	85,834
Total stockholders' equity	123,649,785	113,191,636
Total liabilities and stockholders' equity	$140,525,461	$130,191,268

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	(Unaudited) As Reported	Non-GAAP Adjustments	(Unaudited) As Adjusted

	Three Months Ended June 30,	Embolic Protection	Three Months Ended June 30,
	2007	2007	2007

Revenues:
Net sales
Biomaterials	$9,701,925	$-	$9,701,925
Endovascular	805,574	356,261	1,161,835
Total net sales	10,507,499	356,261	10,863,760
Research and development	-	-	-
Royalty income	6,471,459	-	6,471,459
Total revenues	16,978,958	356,261	17,335,219
Operating costs and expenses:
Cost of products sold	8,658,502	(3,391,326)	5,267,176
Research and development	5,844,513	(728,701)	5,115,812
Sales and marketing	3,269,627	(86,777)	3,182,850
General and administrative	2,331,032	(120,034)	2,210,998
Total operating costs and expenses	20,103,674	(4,326,838)	15,776,836
(Loss) Income from operations	(3,124,716)	4,683,099	1,558,383
Interest and other income, net	106,278	-	106,278
Pre-tax (loss) income	(3,018,438)	4,683,099	1,664,661
Income tax (benefit) expense	(1,273,666)	1,592,254	318,588
Net (loss) income	$(1,744,772)	$3,090,845	$1,346,073
Basic (loss) earnings per share	$(0.15)	$0.26	$0.11
Diluted (loss) earnings per share	$(0.15)	$0.25	$0.11
Weighted average common shares outstanding	11,913,480	11,913,480	11,913,480
Diluted weighted average common shares outstanding	11,913,480	12,564,872	12,564,872

	(Unaudited) As Reported	Non-GAAP Adjustments	(Unaudited) As Adjusted

	Twelve Months Ended June 30,	Embolic Protection	Twelve Months Ended June 30,
	2007	2007	2007

Revenues:
Net sales
Biomaterials	$41,116,111	$-	$41,116,111
Endovascular	3,786,257	356,261	4,142,518
Total net sales	44,902,368	356,261	45,258,629
Research and development	-	-	-
Royalty income	24,592,076	-	24,592,076
Total revenues	69,494,444	356,261	69,850,705
Operating costs and expenses:
Cost of products sold	24,621,727	(3,391,326)	21,230,401
Research and development	20,265,046	(728,701)	19,536,345
Sales and marketing	12,524,501	(86,777)	12,437,724
General and administrative	8,299,525	(120,034)	8,179,491
Total operating costs and expenses	65,710,799	(4,326,838)	61,383,961
Income from operations	3,783,645	4,683,099	8,466,744
Interest and other income, net	636,920	-	636,920
Pre-tax income	4,420,565	4,683,099	9,103,664
Income tax expense	787,416	1,592,254	2,379,670
Net income	$3,633,149	$3,090,845	$6,723,994
Basic earnings per share	$0.31	$0.26	$0.57
Diluted earnings per share	$0.29	$0.25	$0.53
Weighted average common shares outstanding	11,773,317	11,773,317	11,773,317
Diluted weighted average common shares outstanding	12,580,526	12,580,526	12,580,526

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of as adjusted net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the discontinuance of our embolic protection division. The Company has excluded the impact of write-offs of inventory, certain dedicated embolic protection equipment, and other assets related to the Company’s decision in June 2007 to discontinue the embolic protection product line. Additional charges related to severance and clinical trial closeout costs will be recorded in the first fiscal quarter of 2008. We expect to recognize asset impairment and other related charges totaling approximately $5.3 million before taxes. These charges include cash charges primarily related to severance, clinical trial and other contract termination costs totaling approximately $0.7 million in aggregate. These charges also include non-cash charges totaling approximately $4.6 primarily related to abandonment of inventory and machinery and equipment. Of the approximately $5.3 million in charges, approximately $4.7 million (including $4.6 million of non-cash asset impairment charges and $0.1 million of cash charges) has been recorded in the fourth quarter ending June 30, 2007, and the remainder is expected to be recognized in the first fiscal quarter of 2008. These charges will be presented within the Company’s results from continuing operations.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation as a result of the discontinuance of our embolic protection division. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	(Unaudited) As Reported	Non-GAAP Adjustments	(Unaudited) As Adjusted

	Three Months Ended June 30,	Acceleration of Depreciation and Moving Costs	Three Months Ended June 30,
	2006	2006	2006

Revenues:
Net sales
Biomaterial sales	$12,021,632	$-	$12,021,632
Endovascular sales	431,975	-	431,975
Total net sales	12,453,607	-	12,453,607
Royalty income	5,914,483	-	5,914,483
Total revenues	18,368,090	-	18,368,090
Operating costs and expenses:
Cost of products sold	6,058,419	(291,162)	5,767,257
Research and development	4,491,249	(229,809)	4,261,440
Sales and marketing	2,911,464	(21,811)	2,889,653
General and administrative	1,902,343	(62,428)	1,839,915
Total operating costs and expenses	15,363,475	(605,210)	14,758,265
Income from operations	3,004,615	605,210	3,609,825
Interest and other income, net	190,006	-	190,006
Pre-tax income	3,194,621	605,210	3,799,831
Income tax expense	525,965	349,659	875,624
Net income	$2,668,656	$255,551	$2,924,207
Basic earnings per share	$0.23	$0.02	$0.25
Diluted earnings per share	$0.21	$0.02	$0.23
Weighted average common shares outstanding	11,563,712	11,563,712	11,563,712
Diluted weighted average common shares outstanding	12,443,519	12,443,519	12,443,519

	As Reported	Non-GAAP Adjustments	(Unaudited) As Adjusted

	Twelve Months Ended June 30,	Acceleration of Depreciation and Moving Costs	Twelve Months Ended June 30,
	2006	2006	2006

Revenues:
Net sales
Biomaterial sales	$36,698,841	$-	$36,698,841
Endovascular sales	1,179,213	-	1,179,213
Total net sales	37,878,054	-	37,878,054
Royalty income	22,518,697	-	22,518,697
Total revenues	60,396,751	-	60,396,751
Operating costs and expenses:
Cost of products sold	20,645,091	(2,512,043)	18,133,048
Research and development	18,990,302	(1,548,179)	17,442,123
Sales and marketing	9,408,031	(170,160)	9,237,871
General and administrative	7,851,129	(503,413)	7,347,716
Total operating costs and expenses	56,894,553	(4,733,795)	52,160,758
Income from operations	3,502,198	4,733,795	8,235,993
Interest and other income, net	1,053,936	-	1,053,936
Pre-tax income	4,556,134	4,733,795	9,289,929
Income tax expense	838,457	1,609,490	2,447,947
Net income	$3,717,677	$3,124,305	$6,841,982
Basic earnings per share	$0.32	$0.27	$0.60
Diluted earnings per share	$0.30	$0.25	$0.56
Weighted average common shares outstanding	11,493,558	11,493,558	11,493,558
Diluted weighted average common shares outstanding	12,319,341	12,319,341	12,319,341

Note: To supplement our consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), Kensey Nash Corporation has used non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments have been provided to enhance the user's overall understanding of our historical financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the three and twelve months ended June 30, 2006 for an acceleration of depreciation charge and moving costs. The Company has excluded the impact of the acceleration of depreciation charge and moving costs related to the Company’s move to a new facility in June 2006. The acceleration of depreciation charge and moving costs began in May 2005 and were completed by June 2006. These were non-cash charges and had no impact on the cash flows of the Company.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the acceleration of depreciation charge related to the transition to the new facility. Further, this non-GAAP results is one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.